Exhibit 5.1

Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION	ORANGE COUNTY
ATTORNEYS AT LAW	SACRAMENTO
660 NEWPORT CENTER DRIVE, SUITE 1600	SAN DIEGO
NEWPORT BEACH, CA 92660-6422	SAN FRANCISCO
TELEPHONE (949) 725-4000	SANTA BARBARA
FACSIMILE (949) 725-4100
October 17, 2007
TranS1 Inc.
411 Landmark Drive
Wilmington, North Carolina 28412-6303
Re:	TranS1 Inc. Registration Statement on Form S-1
Ladies and Gentlemen:
     At your request, we have examined the form of Registration Statement on Form S-1 filed by TranS1 Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on October 17, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $6,375,000 of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).
     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings taken by you in connection with the authorization, issuance and sale of the shares of Common Stock.
     Based on the foregoing, it is our opinion that the shares of Common Stock to be registered for sale by the Company are duly authorized and when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH
/s/ STRADLING YOCCA CARLSON & RAUTH